UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

VISA INC.

(Exact name of registrant as specified in its charter)

Delaware	26-0267673
(State of incorporation or organization)	(I.R.S. Employer Identification no.)

P.O. Box 8999 San Francisco, California	94128-8999
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates: 333-147296

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class B Common Stock, par value $0.0001 Class C Common Stock, par value $0.0001 per share	None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. Description of Registrant’s Securities to be Registered.

The following summary of our capital stock describes the material terms of our capital stock and is not complete. This summary is qualified in its entirety by reference to applicable Delaware law, our amended and restated certificate of incorporation (the “Certificate”) and our amended and restated bylaws (the “Bylaws”). For a complete description, we refer you to our Certificate and Bylaws, which have been filed with the Securities and Exchange Commission (the “SEC”) and are incorporated by reference as exhibits to this registration statement.

Authorized Capitalization

Our authorized capital stock consists of:

•	2,001,622,245,209 shares of class A common stock, par value $0.0001 per share;

•	622,245,209 shares of class B common stock, par value $0.0001 per share;

•	1,097,165,602 shares of class C common stock, par value $0.0001 per share; and

•	25,000,000 shares of preferred stock, par value $0.0001 per share.

Holders of a majority in voting power of our stock entitled to vote thereon may increase or decrease the number of authorized shares of any preferred stock, class A common stock, class B common stock, or class C common stock, but not below the number of shares of that class then outstanding, and no vote or action by the holders of any of the preferred stock, class A common stock, class B common stock, or class C common stock, voting separately as a class, is required for any such increase or decrease.

Description of Common Stock

Voting Rights. Each holder of class A common stock has the right to cast one vote for each share of class A common stock held of record by such holder on all matters on which our stockholders generally are entitled to vote.

Each holder of class B common stock and each holder of class C common stock shall have no voting power in respect of and shall not be entitled to any votes with respect to the shares of class B common stock or class C common stock (as applicable) held of record by such holder on any matters on which stockholders generally are entitled to vote; provided, however, that, in addition to any other vote required by law, for so long as any shares of class B common stock or class C common stock remain issued and outstanding:

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the affirmative vote of the holders of a majority of the voting power of the class B common stock and class C common stock, voting together as a single class (in which vote the class A common stock shall not participate) separate from all other classes or series of our capital stock, on an “as converted basis” as described in the following paragraph, shall be required for the approval of any consolidation, merger, combination or other transaction in which shares of class A common stock are exchanged for, converted into or changed into other stock or securities, or the right to receive cash or other property, unless the shares of class B common stock and class C common stock shall be exchanged for or changed into the same per share amount of stock, securities, cash or any other property, as the case may be, for which or in which each share of class A common stock is exchanged, converted or changed; and

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the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the common stock of all classes and series, voting together as a single class separate from all other classes or series of our capital stock, shall be required to authorize us to exit our core payments business (i.e., to no longer operate a consumer debit/credit payments business).

“As converted basis” means, each such holder shall be entitled with respect to each share of class B common stock or class C common stock, as applicable, owned of record by such holder, to a number of votes equal to the aggregate number of shares of class A common stock into which each share of class B common stock or Class C common stock owned by such holder, as applicable, would be converted, assuming the conversion at the applicable conversion rate in effect on the record date for such vote.

Conversion.

Conversion of Class B Common Stock and Class C Common Stock into Class A Common Stock. In the event that any outstanding share of class B common stock or class C common stock shall be transferred to a person that is not or was not, immediately after October 3, 2007, the beneficial owner of any shares of any regional class of common stock, or a member of Visa U.S.A., Visa Europe or Visa Canada or an affiliate of any such persons (which we refer to as a Visa member), such share shall, automatically and without further action on the part of the Company or any holder of class B common stock or class C common stock, as applicable, immediately prior to the transfer, be converted into shares of class A common stock based upon the applicable conversion rate in effect on the date of such transfer; provided, however, that in no event shall any share of class B common stock or class C common stock, as applicable, be converted into any shares of class A common stock except in connection with (i) a sale of such shares on a securities exchange on which shares of class A common stock are listed by means of a “brokers’ transaction” within the meaning of paragraph (g) of Rule 144 under the Securities Act of 1933, as amended, or (ii) a private placement of such shares to a person who is not a Visa member or an affiliate of a Visa member; and provided, further, that no such conversion shall be effected until the expiration of all applicable restrictions on transfer of such shares set forth in our Certificate. Shares of class B common stock or class C common stock so converted shall cease to be outstanding and shall no longer be issuable by the Company. For the avoidance of doubt, shares of class B common stock and class C common stock shall only be convertible into shares of class A common stock in connection with a transfer, and no holder of any shares of class B common stock or class C common stock shall have the right to convert, or to require the Company to convert, such shares into shares of class A common stock at any time.

Conversion of Class A Common Stock into Class C Common Stock. In the event that at any time after March 25, 2008 any Visa member or similar person shall acquire any shares of class A common stock, each such share shall, automatically and without further action on the part of the Company or any holder of class A common stock, be converted into one share of class C common stock. However, such automatic conversion will not apply with respect to any shares of class A common stock acquired by a Visa member other than shares of class A common stock acquired by such Visa member for its own account as a principal investor or for the account of an affiliate of such Visa member that is acting as a principal investor. Without limiting the foregoing, such automatic conversion shall not apply to any shares of class A common stock acquired or held by a Visa member, a similar person or any of their respective affiliates in connection with its brokerage, market making, custody, investment management or similar operations or acquired by any investment fund managed by a Visa member, a similar person or any of their respective affiliates. All class A common stock converted as described above shall cease to be outstanding and shall no longer be issuable by the Company.

Conversion rate applicable. Applicable conversion rate means:

(i) with respect to each share of class C common stock, 1.00 share of class A common stock, as adjusted from time to time as provided in our Certificate and described herein; and

(ii) with respect to each share of class B common stock, (x) during the period from March 25, 2008 to the final resolution of the covered litigation (as defined in our Certificate), a number of shares of class A common stock equal to 1.00 x (A – B – D), and (y) during the period after the final resolution of the covered litigation and March 25, 2008, a number of shares of class A common stock equal to 1.00 x (A – B – D + C), in each case, as applicable, where:

(A) = 0.7142888829;

(B) = a fraction, the numerator of which is the number of any shares of class A common stock issued from time to time in accordance with our Certificate, the proceeds of which are intended to be used to satisfy any liabilities in respect of any of the covered litigation and which shares are designated as “loss shares” by our board of directors, which refer to as loss shares, and the denominator of which is 245,513,385, which we refer to as the class B number;

(C) = a fraction, the numerator of which is the quotient obtained by dividing the aggregate portion of any funds disbursed to us from the escrow account established to satisfy any settlements or judgments in respect of any covered litigation, which we refer to as the escrow account, after the final resolution of the covered litigation (other than certain tax distributions and reimbursements related to the loss sharing agreement) by the greater of $0.01 or the volume-weighted average price per share of our class A common stock during the 90 trading day period ending on the third trading day immediately preceding the date on which the covered litigation is finally resolved; and the denominator of which shall be the class B number; and

(D) = a fraction, the numerator of which is (x) the Loss Funds Share Equivalent (as defined in our Certificate) for all funds deposited into the escrow account from time to time in accordance with the terms of the escrow agreement and our Certificate and designated as “loss funds” by our board of directors, which we refer to as loss funds, and the denominator of which is the class B number.

The applicable conversion rate is subject to customary adjustments for reclassifications, splits and subdivisions of shares of any class of our common stock.

Preemptive Rights. In general, no holders of any shares of our common stock will be entitled to preemptive rights to subscribe for any shares of any class or series of our capital stock, except as may be provided in any resolution or resolutions providing for the issuance of a series of stock adopted by our board of directors or any agreement between us and our stockholders. We have no current plans to grant preemptive rights by a resolution of our board of directors or through any agreement with our stockholders.

Fractional Shares. No fractional shares of any class of common stock will be issued upon conversion of any shares of any other class of common stock into shares of such class or upon redemption of any shares of common stock. In lieu of fractional shares, we will pay cash equal to such fractional amount multiplied by the fair market value (as determined by or in accordance with procedures established by our board of directors in good faith and in its sole discretion) per share of the applicable class of common stock into which such shares are being converted, as of the conversion date or the applicable class of common stock from which such shares are being redeemed on the applicable redemption date, as the case may be. If more than one share of any class of common stock is being converted at one time by, or redeemed at one time from, the same holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of shares of common stock converted or redeemed, as applicable, by such holder at such time. For purposes of determining the fair market value of any share of class B common stock and class C common stock in any redemption governed by our Certificate (and solely for such purpose), each share of class B common stock and each share of class C common stock shall be deemed to have been converted into shares of class A common stock based on the applicable conversion rate immediately prior to the applicable redemption.

Dividend and Distribution Rights. Subject to any limitations contained in the Delaware General Corporation Law (the “DGCL”), our Certificate and any rights of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the common stock with respect to the payment of dividends, the holders of shares of class A common stock, class B common stock and class C common stock are entitled to share ratably (on an as-converted basis as described below in the case of the holders of the class B common stock or class C common stock) in dividends or distributions paid on the common stock, and no dividend or distribution may be declared or paid on any class or series of common stock unless an equivalent dividend is contemporaneously declared and paid on each other class and series of common stock.

Liquidation Rights. Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably on an as-converted basis in the net assets available for distribution to stockholders after the payment of our debts and other liabilities, subject to the prior rights of any issued preferred shares. Neither the voluntary sale, conveyance, exchange or transfer for cash, shares of stock, securities or other consideration of all or substantially all of our property or assets nor our consolidation or merger with or into one or more other corporations will be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, unless such voluntary sale, conveyance, exchange or transfer will be in connection with a dissolution or winding-up of our business.

Mergers, Consolidation, Etc. If we enter into any consolidation, merger, combination or other transaction in which shares of common stock are exchanged for, converted into, or otherwise changed into other stock or securities, or the right to receive cash or any other property, such shares of common stock will be exchanged for or changed into the same per share amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of any other class of common stock is exchanged or changed, on an as-converted basis.

Use of the Term “As-Converted”. For purposes of the paragraphs herein entitled “—Dividend and Distribution Rights”, “—Liquidation Rights” and “—Mergers, Consolidation, Etc.”, as-converted means that each holder of class B common stock, or each holder of class C common stock, will be entitled to its ratable portion of: (x) any dividend or distribution in case of dividend rights; (y) any assets available for distribution in case of liquidation rights; or (z) any stock, securities, cash or other consideration in a consolidation, merger, combination or other transaction, as the case may be, in each case based upon the number of shares of class A common stock into which the shares of class B common stock or class C common stock, as applicable, beneficially owned by such holder would be converted, assuming, immediately prior to such vote on such distribution or dividend, liquidation, dissolution or winding up, or the consummation of such consolidation, merger, combination or other transaction, as applicable, the conversion of all outstanding shares of class B common stock and class C common stock into class A common stock, based on the applicable conversion rate then in effect.

The conversion rate applicable to any transfer of shares of our class C common stock shall always be one-to-one (i.e., one share of class C common stock will, upon transfer, be converted into one share of class A common stock), subject to adjustments for stock splits, recapitalizations and similar transactions.

The conversion rate applicable to outstanding shares of our class B common stock, as of the date hereof, is 0.6296-to-one, subject to adjustments for stock splits, recapitalizations and similar transactions. This conversion rate will automatically be adjusted upon the issuance of any shares of our class A common stock which are designated as loss shares, the net proceeds of which are to be deposited in the escrow account and upon the deposit of loss funds into the escrow account. The applicable conversion rate will also be adjusted upon the final resolution of the covered litigation and the release of funds then remaining on deposit in the escrow account.

After the date on which all of the covered litigation has been finally resolved, any amounts remaining on deposit in the escrow account with respect to the covered litigation will be released to us and the conversion rate applicable to any transfer of shares of our class B common stock will automatically be adjusted in favor of the holders of our class B common stock (i.e., such that a lesser number of shares of class B common stock are required in order to convert into a single share of class A common stock), to the extent of the aggregate amount released to us from the escrow account taking into account the weighted average trading price of our class A common stock at such time, as described above.

Transfer Restrictions. Shares of our class B common stock are not transferable until the later of March 25, 2011 or the escrow termination date. Shares of our class C common stock are not transferable until

March 25, 2011. The above described limitations on transfer are, however, subject to the following exceptions:

•	any transfer by us to the initial holders of any class B common stock or class C common stock;

•	any transfer by us to any person or entity or by the holders thereof to us;

•	any transfer of any shares of class B common stock to any other holder of class B common stock or its affiliate;

•	any transfer of any shares of class C common stock of any other holder of class C common stock or its affiliate;

•	any transfer of any shares of any class B common stock or class C common stock to an affiliate of such holder;

•	any transfer of shares of common stock pursuant to the terms of the loss sharing agreement (as defined in our Certificate);

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any transfer by Visa Europe of any shares of class C common stock to its members, stockholders or other holders of equity interest in Visa Europe at the time of such transfer, provided that such transfer is made in accordance with applicable securities laws and is made to each transferee ratably in accordance with their respective entitlements to dividends or other distributions from Visa Europe, in accordance with the applicable constituent documents of Visa Europe;

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any transfer of any shares of class B common stock or class C common stock by any person that is a group member (as defined in the second restated bylaws of Visa International) of Visa International to any person that is a stockholder, member or other equity holder of such group member, provided that such transfer is made in accordance with applicable securities laws and is made to each transferee ratably in accordance with their respective entitlements to dividends or other distributions from such group member, in accordance with the applicable constituent documents of such group member;

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any transfer by a holder of class B common stock or class C common stock to any person that succeeds to all or substantially all of the assets of such holder, whether by merger, consolidation, amalgamation, sale of substantially all assets or other similar transactions;

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any transfer by a holder of class B common stock or class C common stock to any person that acquires from such holder all or substantially all of the Visa-branded payments products portfolio of such holder;

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any transfer of any shares of common stock by any non-equity member of Visa International in the principal category of membership to any non-equity member of Visa International with membership in Visa International that is sponsored by such principal non-equity member; and

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any transfer of any shares of common stock by any non-equity member of Visa International in the principal category of membership to any person that participates in the Visa payment system as an issuer and which person is sponsored by such non-equity member, by an associate member of Visa International sponsored by such non-equity member of (if such non-equity member is a group member) by a constituent member of such non-equity member.

Our board of directors may approve exceptions to the limitation on transfers of our class C common stock, provided that such exception applies to all holders of class C common stock equally on a ratable basis or, if such exception does not apply on an equal and ratable basis, such exception is also approved by at least seventy-five percent (75%) of our independent directors. Additionally, after the escrow termination date, if before March 25, 2011, our board of directors may approve exceptions to the limitations on transfers of our class B common stock, provided that such exception applies to all holders of class B common stock equally on a ratable basis or, if such exception does not apply on an equal and ratable basis, such exception is also approved by at least seventy-five percent (75%) of our independent directors.

Our board of directors may, by resolution adopted by a majority of the board of directors, extend the three-year component of the transfer restriction periods with respect to any portion of the outstanding shares of our class B and class C common stock for a period of not more than one year after the date on which such period would otherwise terminate provided that:

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contemporaneously with any such extension with respect to any portion of such shares of class B common stock and class C common stock, our board of directors has approved one or more reductions to the transfer restriction period with respect to another portion of such shares of class B common stock and class C common stock, such that at all times the weighted average period of the transfer restriction period with respect to all outstanding shares of class B common stock and class C common stock is not more than three years; and

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such extension applies to all holders of our class B common stock and class C common stock equally on a ratable basis or, if such extension does not apply to all holders of class B common stock and class C common stock equally on a ratable basis, such extension is also approved by at least seventy-five percent (75%) of our independent directors.

Description of Preferred Stock

We are authorized to issue up to 25,000,000 shares of preferred stock. Our Certificate authorizes our board of directors, without further stockholder approval, to issue these shares in one or more series; to establish from time to time the number of shares to be included in each series; and to fix the designation, voting power, preferences and rights of the shares of each such series and any of its qualifications, limitations or restrictions. Unless otherwise provided in the certificate of designation with respect to any preferred stock, our board of directors may increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding. Our board of directors may not authorize the issuance of preferred stock that adversely and disproportionately affects the rights or privileges of any class or series of common stock in relation to any other class or series of common stock. Our board of directors may not authorize the issuance of preferred stock that is convertible into class B common stock, or class C common stock.

In general no holders of any shares of our preferred stock will be entitled to preemptive rights to subscribe for any shares of any class or series of our capital stock, except as may be provided in any preferred stock designation or any agreement between us and our stockholders. We have no current plans to grant preemptive rights through any agreement with our stockholders.

Limitations on Further Issuances of Capital Stock

Our Certificate and the litigation management agreement (as defined in our Certificate) provide that, until the date of the final resolution of the covered litigation, except as expressly contemplated by the global restructuring agreement (as defined in our Certificate), neither the Company nor any of its subsidiaries shall issue any shares of the Company’s capital stock to any person without the prior written consent of a majority of the members of the litigation committee (acting pursuant to their contractual rights and obligations pursuant to the litigation management agreement), other than any issuance of:

•	shares of common stock (or other applicable equity interests in the case of any subsidiary of the Company) on or prior to December 16, 2008, the date of our Certificate;

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shares of common stock (or other applicable equity interests in the case of any subsidiary of the Company) after December 16, 2008, pursuant to the terms of the global restructuring agreement or any other of the documents entered into in connection with our reorganization, including any loss shares and any securities issued upon the conversion or exchange of any shares of common stock issued pursuant to the terms of the global restructuring agreement that are convertible into or exchangeable for shares of common stock (including, for the avoidance of doubt, any shares of class A common stock issuable upon the conversion of any shares of class B common stock or class C common stock);

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shares of common stock (or other applicable equity interests in the case of any subsidiary of the Company) issued pursuant to any option plan or other employee incentive plan approved by the board of directors, including issued upon the direct or indirect conversion of any options or convertible securities;

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shares of common stock issued to the stockholders’ representative in full or partial payment of the option exercise price following an exercise of the put option or the call option (as such terms are defined in the Visa Europe Put-Call Option Agreement);

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shares of class A common stock in connection with any public offering of class A common stock that the board of directors shall have determined in good faith is desirable in order to reduce the percentage ownership of common stock represented by the holders of class B common stock and class C common stock, in the aggregate, to less than fifty percent (50%), including, without limitation, the initial public offering;

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shares of class A common stock (whether or not such shares constitute loss shares hereunder) sold in a public offering the proceeds of which are to be used, as determined in good faith by the board of directors, to fund operating losses or other extraordinary losses or liabilities, including, without limitation, losses in connection with any litigation or settlement thereof, or in other exigent circumstances as determined by the board of directors in good faith;

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shares of common stock or preferred stock (or other applicable equity interests in the case of any subsidiary of the Company) issued as consideration in any merger or recapitalization of the Company or issued as consideration for the acquisition of another person or any assets of another person;

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shares of common stock or preferred stock (or other applicable equity interests in the case of any subsidiary of the Company) issued to any person (in an aggregate number of shares, with respect to each such person, not to exceed (immediately after giving effect to such issuance) ten percent (10%) of the issued and outstanding capital stock of the Company of all classes and series, in each case if such issuance is to a person as to which the board of directors has determined that a relationship with such Person would result in a material strategic benefit to the Company;

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shares of common stock or preferred stock (or other applicable equity interests in the case of any subsidiary of the Company), in an aggregate number of shares, not to exceed (immediately after giving effect to such issuance) three percent (3%) of the issued and outstanding capital stock of the Company of all classes and series, issued as part of any financing transaction approved by the board of directors, so long as such securities are not a material component of such financing transaction; and

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shares of common stock (or other applicable equity interests in the case of any subsidiary of the Company) issued in connection with any stock split or stock dividend of the securities of the Company to all holders of such securities on a pro rata basis.

Limitations on a Change of Control

We summarize below several provisions of our Certificate and Bylaws and the Delaware General Corporation Law (“DGCL”). These provisions could have the effect of delaying, deferring or preventing a change in control of us or deterring potential acquirers from making an offer to our stockholders. This could be the case even though a majority of our stockholders might benefit from such a change in control or offer. These descriptions are not complete and we refer you to the documents that we have filed with the SEC and to the DGCL.

Board of Directors. Our board of directors is divided into three classes serving staggered terms. The number of directors will be fixed by our board of directors, subject to the terms of our Certificate.

Until the day of our annual meeting held in the calendar year 2011, our board of directors will consist of 17 directors, of which six are regional directors. Our regional directors will be senior executives or retired senior executives of financial institutions participating in our payments system and organized under the laws of a country within one of our regions: the United States, Canada, Asia-Pacific (AP), Latin America and Caribbean (LAC) and Central Europe, Middle East and Africa (CEMEA). Our board of directors will be elected as follows:

•	two of our directors will be regional directors from our U.S.A. region;

•	one of our directors will be a regional director from our Canada region;

•	one of our directors will be a regional director from our AP region;

•	one of our directors will be a regional director from our LAC region;

•	one of our directors will be a regional director from our CEMEA region; and

•	one executive director; and

•	ten additional independent directors.

Our board of directors is divided into three classes, designated as class I, class II and class III. Each of our regional directors is designated as a class I director, and was elected for a term commencing on the closing of our reorganization and, since no annual meeting was held in calendar year 2008, expiring on the date of the first annual meeting held after October 1, 2007. The term of the class I directors elected at the first annual meeting held after October 1, 2007 shall expire on the day of our annual meeting held in the calendar year 2011. Our executive director and five of our independent directors are designated as class II directors and are elected for a term commencing on the closing of our reorganization and expiring on the date of our annual meeting held in the calendar year 2009. The remaining five independent directors are designated as class III directors and are elected for a term commencing on the closing of our reorganization and expiring on the date of our annual meeting held in calendar year 2010.

From and after the date of our annual meeting occurring in the calendar year 2011, the directors will be elected for a three-year term by the holders of a plurality of the votes cast by the holders of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the election of such directors. During such period, the board of directors shall consist of such number of directors as shall from time to time be fixed by resolution adopted by the affirmative vote of the majority of the board of directors, provided, however, at least fifty-eight percent (58%) of our board of directors will be comprised of independent directors.

Vacancies and newly created seats on our board of directors may be filled only by our board of directors. In the event of a vacancy resulting from the death, resignation, disqualification or removal of any regional director after April 30, 2009, and prior to the date of our annual meeting occurring in the calendar year 2011, our board of directors will request that a representative sample of the financial institutions participating in the payments system operated by the Company and our subsidiaries and which are organized under the laws of countries (or their respective states, provinces, territories or dominions) falling within the geographic region to which such regional director pertains, as the board of directors may determine in its sole discretion, nominate an individual for the board of director’s consideration in filling such vacancy; provided, however, that such nominee must be an individual that qualifies as a regional director of the region in which the regional director vacancy exists. Following any such nomination, our board of directors shall, at the next scheduled meeting of the board of directors or any special meeting called for such purpose, vote upon any nominee submitted by such regional nominating committee. If such nominee is elected by a majority of our full board of directors present at a meeting at which there is a quorum, such nominee shall be elected as a member of our board of directors. If such nominee fails to be elected at such meeting, then our board of directors shall call a special meeting of our class A stockholders for the purpose of voting to elect a director to fill such vacancy. In addition, generally, a director may be removed, with or without cause, only by the affirmative vote of at least eighty (80%) in voting power of all the then outstanding shares of our stock entitled to vote for the election of directors voting together as a single class.

A candidate nominated to stand for election as one of our directors at any of our annual meetings (or any of our special meetings held for the purpose of electing class I directors) held on or before April 30, 2009, will be required to meet the following qualifications: (i) such candidate must be a senior executive or former senior executive of a Visa member (or shall be one of our serving directors who has been nominated for re-election upon the expiration of his or her term); and (ii) such candidate must have been approved by the then-serving regional directors.

The staggered board of directors, the ability of different classes of stockholders to elect directors until the date of our annual meeting occurring in the calendar year 2011, the inability of stockholders to fill vacancies or newly created seats on the board of directors and the inability of stockholders to determine the number of directors make it more difficult to change the composition of our board of directors. These provisions promote a continuity of existing management.

Advance Notice Requirements. Our Bylaws establish advance notice procedures with regard to stockholders’ proposals relating to the nomination of candidates for election as directors or other business to be brought before meetings of its stockholders. These procedures provide that notice of such stockholders’ proposals must be timely given in writing to our secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to date of the stockholders’ meeting; provided, however, that if less than 100 days notice or other prior public disclosure of the date of the meeting is given or made to our stockholders, notice by the stockholder to be timely must be received no later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or other public disclosure was made. The notice must contain certain information specified in our Bylaws.

Special Meetings of Stockholders. Our Certificate and Bylaws provide that special meetings of the stockholders may be called by our board of directors, the chairman of the board of directors (or, as our Certificate provides, the co-chairman, if any) or the chief executive officer.

15% Share Ownership Limitation. Unless otherwise approved in advance by our board of directors, no person may:

•	beneficially own more than fifteen percent (15%) of the aggregate outstanding shares or voting power of our class A common stock; or

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beneficially own shares of class A common stock and common stock other than the class A common stock, which we refer to as other common stock, representing, together and on an as-converted basis, more than fifteen percent (15%) of the class A common stock outstanding, assuming the conversion of all other common stock then outstanding.

Notwithstanding the foregoing ownership limitations: (i) no Visa member will be deemed in violation of this ownership limitation as a result of the number of shares received in the reorganization; (ii) no Visa Europe transferee will be deemed in violation of this limitation as a result of owning the number of shares of class C common stock immediately after the first transfer of any shares of class C common stock by Visa Europe to such initial Visa Europe transferee; (iii) no Visa member will be deemed in violation of this limitation by virtue of a repurchase of common stock or other action by us; and (iv) any underwriter that participates in a public offering or as principal or initial purchaser in a placement of our class A common stock or other voting stock (or securities convertible into or exchangeable for such securities) may beneficially own securities to the extent necessary to facilitate such public offering or placement.

If any transfer is purportedly effected which, if effected, would result in a violation of this limitation, the intended transferee will acquire no rights in respect of the shares in excess of this limitation, and the purported transfer of such number of excess shares will be null and void.

5% Share Ownership Limitation. No person that is an operator of any general payment card system that competes with us or affiliate of such person may beneficially own more than five percent (5%) of the aggregate outstanding shares of class A common stock, assuming the conversion of all of other common stock into shares of class A common stock.

If any transfer is purportedly effected which, if effected, would result in a violation of this limitation, the intended transferee will acquire no rights in respect of the shares in excess of this limitation, and the purported transfer of such number of excess shares will be null and void ab initio.

Amendment of our Certificate of Incorporation and Bylaws. In addition to certain class voting rights, our Certificate also requires the approval of not less than a majority of the voting power of the holders of the shares of class A common stock, the class B common stock, and the class C common stock voting separately as a class (and together with no other class), to amend certain powers, preferences and special rights of the common stock, if such amendment would adversely affect the rights of such class or series of common stock. These amendment requirements make it more difficult to alter the anti-takeover provisions of our Certificate. Our Certificate and Bylaws also authorize our board of directors to amend our Bylaws at any time without stockholder action, except that any amendment by our board of directors of any provision of our Bylaws that was adopted by our stockholders will not become effective earlier than 365 days after the date on which the stockholders adopted such provision.

Preferred Stock. Since our board of directors may issue shares of preferred stock and set the voting powers, designations, preferences and other rights related to that preferred stock, any designation of preferred stock and issuance of shares of preferred stock may delay or prevent a change of control.

Delaware Anti-Takeover Statute. We are subject to Section 203 of the DGCL. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the person became an interested stockholder, unless:

•

the business combination, or the transaction in which the stockholder became an interested stockholder, is approved by our board of directors prior to the time the interested stockholder attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of our voting stock outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or after the time a person became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

“Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, in general an “interested stockholder” is a person that, together with his or her affiliates and associates, owns, or within three years did own, fifteen percent (15%) or more of our outstanding voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for our class B and class C common stock is Wells Fargo Shareowner Services.

Listing

There is currently no established public trading market for our class B common stock or our class C common stock.

ITEM 2. Exhibits.

3.1.	Amended and Restated Certificate of Incorporation of Visa Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K filed by Visa Inc. on December 16, 2008).

3.2.	Amended and Restated Bylaws of Visa Inc. (incorporated by reference to Exhibit 3.2 to the Form 8-K filed by Visa Inc. on October 16, 2008).

*4.1	Form of Specimen Certificate for class B common stock of Visa Inc.

*4.2	Form of Specimen Certificate for class C common stock of Visa Inc.

*	Filed or furnished herewith.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

VISA INC.

Date: January 28, 2009	By:	/s/ Joseph W. Saunders
	Name:	Joseph W. Saunders
	Title:	Chief Executive Officer